UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

October 8, 2015

ZYNEX, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
State of Incorporation	Commission File Number	IRS Employer Identification No.

9990 Park Meadows Drive

Lone Tree, CO 80124

Address of principal executive offices

303-703-4906

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 8, 2015, the Company engaged C Squared Solutions, LLC (“C Squared”) to provide interim Chief Financial Officer services, including strategic financial planning, financial reporting, and interim executive management services. C Squared and its partners have significant executive management level experience and financial and accounting experience. The Interim Financial Officer services will be performed by Paul Oberman, a founder and partner of C Squared. Mr. Oberman has over 40 years of executive leadership and management experience. Prior to joining C Squared, Mr. Oberman has served as Chief Financial Officer for Great American, LLC and MDC Holdings, Inc. Mr. Oberman is an alumnus of Deloitte & Touche and KPMG and has a MBA and BBA from the University of Michigan. In connection with the C Squared agreement, Mr. Oberman supported by his staff will provide Interim CFO support and management services to the Company. Mr. Oberman’s services to the Company are billed by C Squared, he is not separately compensated by the Company.

Effective October 8, 2015, Brian P. Alleman’s employment as Chief Financial Officer of Zynex, Inc. (the “Company”) was discontinued and upon his departure expressed no disagreements with management or Company practices or policies.

Upon the effectiveness of Mr. Alleman’s departure, Thomas Sandgaard, as the Company’s sole director, appointed himself to the role of principal financial and principal accounting officer. Mr. Sandgaard founded the Company in 1996 after a career in the semiconductor, telecommunications and medical equipment industries with ITT, Siemens and Philips Telecom. Mr. Sandgaard has been the Company’s President, CEO and Chairman since 1996 and also currently serves as the Company’s sole director. Mr. Sandgaard holds a degree in electronics engineering from University of Southern Denmark, Denmark and an MBA from the Copenhagen Business School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of October, 2015.

Zynex, Inc.

By:	/s/ Thomas Sandgaard
Thomas Sandgaard, President, Chief Executive Officer, Treasurer and Principal Financial Officer

3